Exhibit 99.1

 Evofem Biosciences Reports Fourth Quarter and Year-End 2021
Financial Results and Provides Corporate Update

-- Net product sales more than doubled in the fourth quarter of 2021 vs. third quarter of 2021 --
-- Net cash burn decreased to $16.8 million --
-- Completed enrollment in Phase 3 trial of Phexxi for prevention of chlamydia and gonorrhea in women --
-- Management to host conference call Thursday, March 3, 2022 at 4:30 p.m. ET --

SAN DIEGO, March 3, 2022 - Evofem Biosciences, Inc. (Nasdaq: EVFM), a commercial stage biopharmaceutical company, today reported financial results for the three- and twelve-month periods ended December 31, 2021.

"In our first full year as a commercial company Evofem delivered strong growth, capped by an exceptional fourth quarter," said Saundra Pelletier, Chief Executive Officer. "Additionally, we achieved a significant milestone today: we completed enrollment in our Phase 3 clinical trial evaluating Phexxi for two potential new indications - the prevention of chlamydia and gonorrhea in women. Every sexually active woman is at risk to contract these STIs and there are no FDA-approved preventive measures; we believe this is a significant market opportunity for Evofem. We are eager to report top-line data in the second half of this year and submit to the FDA in the first half of 2023.”
Fourth Quarter and Recent Highlights include:
•Net product sales increased 109% to $3.6 million in the fourth quarter of 2021, driven by a 73% increase in Phexxi® (lactic acid, citric acid and potassium bitartrate) units shipped;
•Reduced net cash burn rate to $16.8 million in the fourth quarter of 2021 versus $32.0 million in Q3;
•The U.S. Department of Labor and Health Resources and Services Administration updated guidelines in an effort to ensure women have access to all FDA-approved contraceptives, including Phexxi, at zero copay under the Affordable Care Act;
•Completed enrollment in EVOGUARD, the registrational Phase 3 trial evaluating Phexxi for the prevention of chlamydia and gonorrhea in women - two potential new indications;
•Secured a $50 million equity line of credit; and,
•Strengthened the balance sheet with aggregate gross proceeds of $10 million from registered direct offerings of notes in January and March 2022.
Fourth Quarter Financial Results
For the three months ended December 31, 2021, net product sales were $3.6 million, an increase of 109% versus $1.7 million for the three months ended September 30, 2021, driven by a 73% increase in Phexxi units shipped.
Total operating expenses decreased to $41.0 million for the fourth quarter of 2021, compared to $45.1 million in the third quarter of 2021.

•Research and development costs were $8.7 million in both the fourth and third quarter of 2021, reflecting clinical trial expenses for the Phase 3 EVOGUARD trial of Phexxi for two potential new indications - prevention of urogenital chlamydia and gonorrhea in women.
•Selling and marketing costs decreased 18% to $24.9 million in the fourth quarter of 2021 compared to $30.5 million in the prior quarter, due primarily to lower media expenses related to the "House Rules" DTC marketing campaign.
•General and administrative costs increased 14% to $5.7 million, compared to $5.0 million in the prior quarter, primarily due to higher outside services and payroll-related expenses, including stock-based compensation.
Net loss attributable to common stockholders was $(52.6) million, or $(0.33) per share, for the fourth quarter of 2021 compared with a net loss of $74.1 million, or $(0.48) per share, for the quarter ended September 30, 2021.

Full Year Financial Results
For the year ended December 31, 2021, net product sales were $8.2 million compared to $0.4 million in net product sales in the prior year. The increase was primarily due to a full year of sales in 2021 versus four months of sales in 2020, ex-factory unit sales growth, and an increase in both gross and net sales from the impact of promotional strategies and gross-to-net initiatives implemented since the commercial launch of Phexxi in September 2020.

Total operating expenses were $175.0 million for the year ended December 31, 2021, compared to total operating expenses of $104.1 million for the year ended December 31, 2020.
•Selling and marketing costs were $113.2 million in 2021, compared to $56.5 million in the prior year. The increase largely reflects higher media and marketing costs in 2021, in particular direct-to-consumer activities including the "Get Phexxi" campaign and the ongoing "House Rules" campaign featuring celebrity ambassador Annie Murphy.
•Research and development costs increased to $33.1 million, compared to $17.1 million in the prior year period, due to higher clinical trial expenses for EVOGUARD, which was initiated in October 2020.
•General and administrative costs decreased to $24.7 million, compared to $30.1 million in the prior year, primarily reflecting lower consulting fees and reductions in payroll-related expenses, including stock-based compensation and headcount.
As a result, net loss attributable to common stockholders was $206.2 million, or $(1.58) per share, for the year ended December 31, 2021, compared with a net loss of $142.3 million, or $(2.12) per share, for the year ended December 31, 2020.

Liquidity
In the fourth quarter of 2021, Evofem strengthened its balance sheet with $10 million in gross proceeds from the sale of Series B Convertible Preferred Stock to an institutional investor.

At December 31, 2021, the Company had $7.7 million of unrestricted cash and $5.1 million of restricted cash, as compared to $14.9 million of unrestricted cash and $9.4 million of restricted cash at September 30, 2021.

Subsequent Material Events
The Company raised aggregate gross proceeds of approximately $10 million from registered direct offerings of notes in January and March 2022 to fund the EVOGUARD trial and other ongoing initiatives.

Additionally in February 2022, Evofem secured a $50 million equity line of credit.

Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results and business highlights as follows:

Date	Thursday March 3, 2022
Time	4:30 p.m. ET (1:30 p.m. PT)
Webcast (live and archived)	https://evofem.investorroom.com/2021Q4YEResults
Dial-in numbers	(866) 503-5561 (U.S. toll-free) or (253) 336-2965
Passcode	9976995

Please connect to the Company's website at least 15 minutes prior to the start of the event to download any software that may be required. If participating by phone, please also dial in approximately 15 minutes prior to the start of the call.

The webcast will be archived at https://evofem.investorroom.com/2021Q4YEResults. A telephone replay will be available for 24 hours after the call at (855) 859-2056 (U.S.) or (404) 537-3406 (International), conference ID 9976995.
About Evofem Biosciences
Evofem Biosciences, Inc., (NASDAQ: EVFM) is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (chlamydia and gonorrhea). The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the ongoing development of Phexxi, including related timelines and FDA submissions, and future growth of sales of Phexxi and the Company generally. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021 and subsequently filed Exchange Act Reports. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law. This press release contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about its industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Investor Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$7,732	$48,892
Restricted cash	5,056	22,559
Trade accounts receivable, net	6,449	1,067
Total current liabilities	137,663	77,283
Total liabilities	142,087	108,621
Convertible and redeemable preferred stock	4,740	—
Total stockholders’ equity (deficit)	(104,315)	1,347

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Product sales, net	$3,570	$168	$8,244	$446

Operating expenses:
Cost of goods sold	1,755	151	4,055	468
Research and development	8,659	5,946	33,129	17,050
Selling and marketing	24,922	23,914	113,152	56,467
General and administrative	5,652	6,008	24,709	30,085
Total operating expenses	40,988	36,019	175,045	104,070
Loss from operations	(37,418)	(35,851)	(166,801)	(103,624)
Other income (expense):
Interest income	1	17	15	169
Other expense	(1,211)	(1,072)	(4,732)	(2,082)
Loss on issuance of financial instruments	—	—	—	(64,049)
Change in fair value of financial instruments	(12,920)	(3,690)	(33,657)	27,281
Total other expense, net	(14,130)	(4,745)	(38,374)	(38,681)
Loss before income tax	(51,548)	(40,596)	(205,175)	(142,305)
Income tax expense	(6)	(2)	(17)	(4)
Net loss	(51,554)	(40,598)	(205,192)	(142,309)
Series B-1 and B-2 convertible preferred stock deemed dividends	(1,047)	—	(1,047)	—
Net loss attributable to common stockholders	$(52,601)	$(40,598)	$(206,239)	$(142,309)
Net loss per share attributable to common stockholders, basic and diluted	$(0.33)	$(0.50)	$(1.58)	$(2.12)
Weighted-average shares used to compute net loss per share, basic and diluted	161,228,820	81,221,603	130,908,794	67,157,278

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